NOWAUTO GROUP, INC. ANNOUNCES FISCAL THIRD QUARTER RESULTS.

Company continues to improve business model to address challenging environment and realizes improvement in key financial metrics.

Tempe, Ariz., NowAuto Group, Inc. (NAUG:OTCBB) today announced results for its fiscal third quarter ended March 31, 2007. The Company reported revenue of approximately $1.7 million and a net loss of $0.08 per diluted share versus revenue of approximately $3.6 million and a net profit of $0.06 per diluted share in the prior year. During the quarter ended March 31, 2007 gross margin increased from 32.7% to 43.5% reflecting increased finance income. Revenue declines were in line with management expectations as emphasis continues on higher margin finance sales than on cash or auction sales.

For the nine months ended March 31, 2007 the Company reported revenue of $5.6 million and a net loss of $0.13 per diluted share versus revenue of $8.9 million and a net loss of $0.02 for the nine months ended March 31, 2006. Gross profit for the nine months ended March 31, 2007 increased to 38.6%, up from 29.1%. General and administrative expenses for the nine months ended March 31, 2007 declined almost 13% from the prior year as a result of labor and other fixed cost reductions. Before bad debt charges, the Company incurred a slight loss for the nine months ended March 31, 2007, virtually even with the nine months ended March 31, 2006.

The Company’s balance sheet as of March 31, 2007 reflected improvement due to a 15% increase in Current Assets and a 10% reduction in Current Liabilities from the balance sheet dated December 31, 2006.

“There is a maturity developing at the core of this otherwise nascent company. We continue to face the challenges and find innovative ways to overcome them” said Faith Forbis CFO.

The Company implemented its stringent underwriting criteria in December 2006 and believes that while revenue will likely be reduced due to fewer eligible customers, the contracts that result should be stronger and less likely to result in charge offs in future quarters.

During the March quarter the Company charged off approximately $622,000 to bad debt expense. The larger than normal charge off was the primary reason for the loss for the quarter ended March 31, 2007. The reasons for the larger than normal charge offs were (i) tighter collection policies that resulted in early repossession; and (ii) more stringent underwriting criteria whereby customers that previously would have been re-contracted were not allowed to redeem their vehicles.

“We are continuing to strengthen our portfolio, building on the initiative established last December. While we may continue in the next few months to experience higher than normal bad debt charges, we believe we have our focus on the proper place, focusing on selling quality vehicles with more stringent, but not restrictive, underwriting requirements. Increasing the size of our finance contract portfolio while maintaining proper underwriting and maintenance policies is paramount to our stability and growth” said Scott Miller, CEO.

The Company also announced that its buy-here-pay-here concept to motorcycle customers launched in January 2007 has continued to grow each month. “Results have been consistent with our January tests, reflecting better established and thus lower risk, customers to our portfolio. We intend to expand this portion of our business, as long as the credit characteristics remain as they are presently” said Miller.

The Company also announced that while it originally intended to file its SB2 registration statement in April 2007, the Company, along with its counsel, determined that a more thorough and diligent preparation and review of the registration statement was prudent and while more time consuming than anticipated, is in the best interest of shareholders.

During the third quarter the Company also launched a credit counseling venture for its customers with a third party provider. “We strive to balance customer service with improved portfolio risk. By introducing a qualified credit counseling service to our customers, we believe we can achieve a real win-win situation” said Forbis.

About NowAuto Group, Inc.

NowAuto Group, Inc. operates four buy-here-pay-here used vehicle dealerships in Arizona. The Company manages all of its installment finance contracts and purchases installment finance contracts from a select number of other independent used vehicle dealerships. Through its subsidiary, NavicomGPS, Inc. the company markets GPS tracking devices, primarily to independent used vehicle dealerships.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding NowAuto Group, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such forward-looking statements.

NowAuto Group, Inc. assumes no obligation to update the information contained in this press release. NowAuto Group, Inc.’s forward-looking statements in this press release and future results may be materially impacted by any number of factors, any or all of which could have a negative impact on sales, operating results, financial and budgetary constraints. NowAuto Group, Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form-QSBs and its Annual Report on Form 10-K. The statements made herein are independent statements of NowAuto Group, Inc. The inclusion, if any, of any third parties does not represent an endorsement of any NowAuto Group, Inc. products or services by any such third party.

For further information contact NowAuto Group, Inc. or visit the Company’s Web site at www.nowauto.com.

Contact:
NowAuto Group, Inc.
Randy Humphrey
(480) 990-0007
(480) 274-8885 (cell)
ir@nowauto.com

Source: NowAuto Group, Inc.